Q4 FISCAL 2010 PREPARED REMARKS

THE LONG-TERM VIEW:  Technology leadership + winning in the market = 20% EPS CAGR
Our long-term financial goal is simple:  We intend to deliver 20% non-GAAP EPS growth annually through FY’14.  Our goal is to deliver this result through what we call our “Winning in the Market” strategy, which means primarily through accelerating organic revenue growth coupled with modest margin improvement.  The table below illustrates these goals.  Based on the strength of our FY’10 and our FY’11 outlook, we remain confident about our ability to achieve our FY’14 revenue growth and non-GAAP EPS growth targets.  Our current guidance for FY’11 assumes $1.37 USD/EURO, which is essentially constant with our actual FY’10 Fx rate.

We believe we are the technology leader in attractive growth markets.  We characterize the markets we participate in with the 4-box graphic below.  Industry analysts estimate that the CAD market (left half of the 4-box below) grew at a 2% CAGR from 2005 through 2010 and that the PLM market (right half of the 4-box below) grew at a 6% CAGR.  Over that same time period, PTC’s CAD business grew at a 3% CAGR and our PLM business grew at a 15% CAGR.  Looking forward, industry analysts expect the CAD market to grow at a 7% CAGR and the PLM market to grow at a 9% CAGR from 2010 through 2014.  We expect our technology leadership position in the growth markets to translate into growth rates in excess of the overall market growth rates – especially in the PLM half of our business.  Furthermore, we expect our overall revenue growth rates to accelerate over the next few years as our revenue mix continues to shift from ‘Desktop’ to ‘Enterprise.’

We provide data points such as “Domino Account Wins” and “New Windchill ProductPoint Customers” in the pages that follow to enable investors to further evaluate our claims that we are the technology leader, that we are gaining market share, and that ultimately we are “Winning in the Market.”

Non-GAAP Supplemental Information
We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q4 FY’10 Expenses Commentary and FY’11 & Q1 Outlook” below and in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

Q4 RESULTS VS. GUIDANCE: Strong PLM and CAD license sales drive revenue upside
Total revenue for Q4 of $268 million was modestly above our Q4 revenue guidance range of $255 million to $265 million.  Our Q4 non-GAAP EPS of $0.32 was at the high end of our guidance range of $0.30 to $0.32, but was impacted by higher incentive compensation expense, which was primarily a result of our decision to provide a profit sharing bonus to our employees, who have not received a merit increase in two years given the belt tightening we did as a result of the macro-economic environment.  The higher expense was offset by a lower than expected non-GAAP tax rate in Q4 as a result of lower than expected taxes in several foreign jurisdictions.  Q4 non-GAAP EPS benefitted approximately $0.01 from Fx relative to the rates we used when we established our Q4 guidance.

Q4 GAAP EPS was $(0.11), which was significantly below expectations due to a business realignment initiative we completed during the quarter, primarily in Europe, to simplify our corporate structure for tax efficient cash repatriation.  This realignment resulted in a significant non-cash GAAP tax rate increase in Q4.  Additionally, we resolved the litigation with GE Japan, which resulted in a GAAP benefit of $9 million to other income in Q4; this resolution will reduce our cash balance by approximately $48 million in Q1’11.

Q4 FY’10:  Y-Y Growth driven primarily by continued PLM momentum and strong CAD license revenue
We delivered 9% year over year revenue growth, with license sales up 26% (11% and 27% on a constant currency basis, respectively).  We delivered non-GAAP EPS of $0.32, up from $0.30 in Q4 ’09.  (GAAP EPS was $(0.11) compared to $0.13 in Q4’09).

As is highlighted in the 4-box and domino account tables below:
1)	We are seeing continued strength in our PLM business with total PLM revenue of $123.9 million (right half of the 4-box) up 15% year-over-year, including PLM license revenue up 27% year-over-year.
2)	The large enterprise PLM market (upper right box) continues to exhibit strength with solid license, maintenance and services revenue growth.
3)	We won 3 new domino accounts in Q4 and another one completed early in Q1 (current total of 19). We are now establishing a target of 30 domino account wins by the end of FY ’11 (an additional 11).
4)	We had 28 large deals (>$1M in license and services revenue), up from 19 in Q4’09.
5)
We were awarded the Technology Services Industry Association (TSIA) STAR Award for Operational Excellence in Technology Professional Services, which is a further indication of how our services organization is helping customers realize value from their PLM investments.

6)	We are seeing continued signs of recovery in our CAD business (left half of the 4-box), with license revenue up 25% year over year.
7)	The large enterprise CAD market (upper left box) delivered year-over-year growth for the first time since Q4’08; total growth up 4% and license growth up 20%.
8)	We are also seeing strength in our SMB business (bottom half of the 4-box), with year-over-year license revenue up 37%.
9)
Importantly, we had year-over-year growth in both maintenance (up 1%) and services (up 5%) for the first time since Q2’09, indicating we are turning the corner on the impact of soft license sales in 2009.

Revenue by 4-Box
The horizontal axis highlights Desktop vs. Enterprise solutions
•	Desktop solutions include Pro/Engineer, Mathcad and a portion of CoCreate and Arbortext revenue
•	Enterprise solutions include Windchill, ProductViewTM, Windchill ProductPoint®, InSightTM and a portion of Arbortext and CoCreate revenue
The vertical axis highlights Direct vs. Indirect go-to market strategies
•	Direct sales focuses primarily on the large enterprise market
•	Indirect sales (primarily our VAR reseller channel) focuses primarily on the SMB market

DOMINO ACCOUNT UPDATE:  19 down, 11 to go in FY’11 for a total of 30
At our June ‘09 investor event, we outlined what we are calling our “domino account strategy.”  Domino wins are defined as competitive wins at some of the world’s largest discrete manufacturing companies whose primary PLM solutions are not PTC products, and who have conducted comprehensive benchmarks of the major PLM technologies available today and selected PTC as the winner.  These wins are important because we believe they serve as a “signpost” signaling the technological superiority of our products.  We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader.  As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant customers for years to come.

As of Q3 we had already achieved our stated goal of 15 domino wins by the end of FY’10.  In Q4, we won an additional 3 domino accounts and another 1 completed early in Q1.  Of these 4 new domino accounts, one is in the Aerospace/Defense vertical, one in the Industrial vertical, one in the High Tech vertical and the other in our Retail vertical.  In addition to domino account wins, we are also actively engaged in more than 250 important Windchill-led competitive displacement opportunities with other large companies around the world.

The table below outlines domino account wins by major vertical since FY’08.

Domino Account Wins

We believe our PLM license revenue results and Domino account momentum continue to demonstrate what we believe is a fundamental shift in the competitive dynamic of our industry:  Our Windchill PLM platform is separating itself from the pack and we are in an increasingly clear technology leadership position.

Our product portfolio is being received very well in the market.  Customers continue to expand their view of PLM from an engineering centric CAD data management solution into a robust enterprise solution with thousands of users across the extended enterprise.  We have significant new releases of Windchill®, Arbortext®, and Mathcad® scheduled for FY’11.  We are continuing to invest in our CAD platform (described further below) and our product analytics platform, including Relex® and InSight, which enables customers to perform business intelligence-like analytics on their in-process product designs.  We also continue to make progress on our SharePoint initiatives, having launched SocialLink and PPMLink in June of FY’10.

We are unveiling our strategy for a new CAD platform (code name Lightning) on October 28th, which we believe will be a significant enhancement over the functionality and usability of existing CAD products on the market today.  Project Lightning will leverage a core set of technology assets unique to PTC and is intended to address 4 critical issues still impacting the CAD industry: usability, interoperability, assembly management and technology lock-in.  We expect to launch the first version of the product in the summer of 2011.  We are hosting a live and virtual event to provide additional information on Lightning on October 28th from 10 am to 12 pm ET.  Please visit the PTC website to register for the event.

We are very optimistic about the long-term opportunity for PTC and will continue to make strategic investments that we believe are critical to delivering value to our customers and to enabling us to gain market share.  In addition to investments to expand our technology leadership position, we expect to add approximately 20 more solutions oriented sales teams throughout Q1, which will increase our distribution capacity as we move through FY’11.  We expect these investments in our products and distribution capacity to help us continue to drive toward our goal of low- to mid-teens revenue growth and 20% non-GAAP EPS CAGR over the 5 year period through 2014.

Q1 AND FY’11 OUTLOOK:  Flat to up Q1 and 10%-12% FY revenue growth drives 20%-25% EPS growth
In providing guidance for Q1 and setting targets for FY’11, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns.  We are using the following currency assumptions in our guidance: USD / EURO rate of $1.37 and YEN / USD of 82.

For Q1, we are initiating revenue guidance of $255 to $265 million with non-GAAP EPS of $0.22 to $0.26.  (On a GAAP basis, we expect EPS of $0.11 to $0.15).  We are beginning the quarter having already closed a couple of large deals (license + services revenue >$1M) early in the quarter, including 1 domino account.

Our Q1 guidance includes target license revenue of approximately $75 to $80 million, which is flat to up approximately 5% on a year-over-year basis, with our combined maintenance and services revenue expected to be essentially flat on a year-over-year basis, resulting in approximately flat to modestly up year-over-year growth in total revenue.  It is worth mentioning that we had a very strong Q1’10 as a result of a short list of large PLM deals in North America which drove upside in the quarter (approximately $20 million over our guidance for the quarter).

We are initiating FY’11 guidance of $1,110 to $1,130 million in revenue and non-GAAP EPS of $1.20 to $1.25 (GAAP EPS target of $0.75 to $0.80).  This target includes a license revenue growth target of approximately 20% to 25%, services growth target of approximately 10% and maintenance revenue growth target of approximately 5%.

This is higher than the preliminary directional commentary for FY ’11 provided previously, primarily due to the strength we see in our business and pipeline at this point in time.  Recall, that we had previously indicated we were comfortable with approximately 20% license growth, mid-teens services growth and mid-single digit maintenance growth, netting out to low double digit total revenue growth, on a constant currency basis (at an average currency rate of approximately $1.35 USD / EURO), with a non-GAAP EPS target of $1.20 (regardless of FX impact).  The Fx assumption in our current guidance is $1.37 USD/EURO.

REVENUE TRENDS
Certain reclassifications between Direct and Indirect revenue from previously reported results (Q1’08 through Q4’10) are reflected below.  Indirect revenue is comprised of revenue from our reseller channel and from customers classified as Indirect.  To the extent a customer changes between the Direct and Indirect classification, we reclassify their historical revenue to align to the current period classification.  The reclassifications of prior quarter and annual Direct and Indirect revenue were not more than 2% for any single quarterly or annual reporting period.

DIRECT SALES:  PLM market continues to drive growth… But is CAD staging a comeback?
Our direct sales force is primarily focused on large enterprise customers.  We have approximately 287 direct sales teams.  These teams are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.  The table below outlines direct revenue performance.  Key metrics we provide in addition to revenue regarding our Direct Sales / Large Enterprise Market performance also include Large Customer Activity and Domino Account wins.

Q4 direct account revenue, which includes Strategic Account Management (SAM) accounts, was up 9% year over year.  As you can see from the 4-box detail on page 3, our growth in this space was primarily driven by 14% growth in PLM revenue.  Importantly, we saw year-over-year growth (albeit modest, at 4%) in the mature CAD market for the first time since Q4’08.

LARGE DEAL ACTIVITY:  Customers continue to make significant investments in PLM
Large deal activity is a significant growth driver and has historically tended to generate 15% to 20% of our total revenue in any given quarter, with the exception of Q4, which historically has been higher.  Large deal activity is driven primarily by direct sales teams.  We define “large deals” as recognizing more than $1 million of license and service revenue from a customer during a quarter.

In Q4 we had 28 large deals totaling $59.2 million.  19 of these customers were in North America, 6 were in Europe and 3 were in Asia.  Average deal size was down from Q3, but we are encouraged by the 48% year over year increase in large deal activity on a year-to-date basis.
We continue to have a strong pipeline of large deals that we are working on world-wide.  We are winning competitive deals with large global companies (see ‘Dominoes’ above) and are actively engaged in more than 250 competitive opportunities with other large global companies.

UPPER LEFT BOX (DIRECT SPACE / DESKTOP PRODUCTS)

While this market is extremely important from a strategic perspective, we believe it is a mature market with limited long-term growth opportunity, absent any significant new product developments in this market.  Even though this market continues to be soft from a license and service perspective, our maintenance paying base in this market remains solid.  Our primary products in this market are Pro/ENGINEER and Arbortext authoring solutions.

We are working on an exciting new CAD platform (code name Lightning), based on a core set of technology assets unique to PTC, which we believe will be a significant enhancement over the functionality and usability of existing CAD products on the market today.  We expect to launch the first version of the product in the summer of 2011.  We believe this new platform could drive above industry average growth in our CAD business over the coming years.  We are hosting a live and virtual event to provide additional information on Lightning on October 28th from 10 am to 12 pm ET.  Please visit the PTC website to register for the event.

UPPER RIGHT BOX (DIRECT SPACE / ENTERPRISE PRODUCTS)

From a near- to medium-term growth perspective, we believe this market offers the most significant opportunity.  Large enterprises are increasingly investing in PLM solutions and we believe Windchill is the premier PLM solution on the market today.  We achieved 194%, 133%, 74% and 25% year-over-year license revenue growth in this market in Q1, Q2, Q3 and Q4, respectively, and we continue to expect significant year-over-year growth in FY ‘11.  Our services business remains stable and our maintenance business continues to grow in this market.  Our primary products in this market are Windchill, ProductView, InSight, Relex and Arbortext enterprise solutions.

INDIRECT SALES:  Strong maintenance base and continued signs of improving end markets
Our indirect sales are primarily from the Small and Medium Businesses (SMB) market.  Indirect revenue is comprised of revenue from our reseller channel and from customers we have designated as indirect.  We continue to have approximately 125 channel business development managers supporting more than 420 channel partners who are focused primarily on selling our MCAD products such as Pro/ENGINEER, Mathcad and CoCreate, as well as Windchill PDMLink® and Windchill ProductPoint (our Microsoft SharePoint-based version of Windchill), into the SMB marketplace.  We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem.  This program is progressing well.

In Q4 indirect account revenue was up 8% year over year.  Given that this market is made up of SMB companies, we believe this market continues to be heavily impacted by ongoing macroeconomic conditions.  Importantly, as reflected in the 4-box detail, we are continuing to see an important sign of improvement in the SMB space: license and total revenue are up year-over-year in both the lower left and lower right boxes for the 3rd quarter in a row.

Windchill ProductPoint Win Update:  321 wins YTD in FY’10; we beat our goal in FY’10
At our June ’09 investor event, we outlined our social product development platform.  Essentially, this is leveraging social computing technologies in the product development process.  We have built our solution, called Windchill ProductPoint, on the Microsoft SharePoint technology stack and have developed a joint go-to-market strategy with Microsoft.  We had a goal of 300 wins in FY’10.  We believe that achieving this goal serves as a signpost of our ongoing thought leadership in the industry and the market potential of our social computing platform.  As shown in the table below, with 321 wins we met this goal.

LOWER LEFT BOX (INDIRECT SPACE / DESKTOP PRODUCTS)

We believe this market continues to offer long-term growth potential.  However, given that the customer base is primarily comprised of SMB customers, which we believe continue to be impacted by the global economic situation, this market has remained soft through Q4’10.  Importantly, our maintenance paying base in this market remains solid, and we are seeing signs of improvement in new license sales.  This is our third quarter of total revenue improvement and 30%+ year-over-year license improvement.  Our primary products in this market are Pro/ENGINEER, CoCreate, Mathcad and Arbortext authoring solutions.

 LOWER RIGHT BOX (INDIRECT SPACE / ENTERPRISE PRODUCTS)

From a medium- to long-term growth perspective, we believe this market offers a significant growth opportunity.  Again, the customer base in this market is primarily comprised of SMB companies, which we believe continue to be impacted by the global economic situation.  Despite the soft macro-environment, this is our third quarter of year-over-year license revenue growth and 5th quarter of sequential total revenue growth. SMB customers are increasingly interested in PLM solutions and we believe Windchill is an excellent product for larger companies in the SMB space.  We are also seeing encouraging interest for our Windchill ProductPoint offering in the SMB market.  Our primary products in this market are Windchill, Windchill ProductPoint, CoCreate and Arbortext enterprise solutions.

REVENUE BY LINE OF BUSINESS

LICENSE:  Strong y-y license revenue growth
License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis.  License revenue historically has tended to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter.  Given the macroeconomic environment in FY’09, license revenue was closer to 20% of total revenue, however, as expected it has trended back towards 30% of total revenue in FY ’10.

Q4 License revenue of $89.0 million was up 26% year over year (27% on a constant currency basis), driven primarily by PLM investments by large enterprises.  Our products continue to perform very well in competitive benchmarks, as demonstrated by our domino account and large deal (>$1 M in license and service revenue) momentum.

Looking forward to Q1, we are expecting license revenue of $75 to $80 million, flat to up approximately 5% on a year-over-year basis.  It is worth mentioning that we had a very strong Q1’10 as a result of a short list of large PLM deals in North America which drove upside in the quarter (approximately $20 million over our guidance for the quarter).  For FY’11, we are expecting license revenue growth of 20% to 25% on a year-over-year basis.

SERVICES:  The ‘hangover’ from soft license sales in FY’09 appears to have bottomed…
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions, and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q4 Services revenue of $54.4 million was up 5% year over year (up 8% on a constant currency basis), primarily due to a soft Q4’09.  Our training business, which typically represents about 15% of our total services revenue, was up 6% year over year.  Our consulting business, which primarily supports Windchill implementations, was up 5% year over year, suggesting that the impact of soft license revenue in FY’09 has bottomed.  Our services non-GAAP net margins of 3.1% (compared to 7.1% in Q4’09) were negatively impacted by the profit sharing bonus recorded in Q4’10.

Importantly, in October 2010, PTC was named the winner of the Technology Services Industry Association (TSIA) STAR Award for Operational Excellence in Technology Professional Services.  Companies seeking the STAR Award undergo a rigorous evaluation process, with the winners selected by TSIA’s service discipline advisory board members.  Since 1990, the STAR Awards have become one of the highest honors in the service and support industry, acknowledging the contribution of companies of all sizes to the continual improvement of service and support delivery industry-wide.

Looking forward to Q1, we are expecting services revenue to be flat on a year over year basis.  For FY’11 we are expecting services revenue to grow approximately 10% on a year over year basis.  We have a solid backlog of services engagements that provides near-term visibility into our services business.  We expect that our services margins will be under pressure in FY’11 due to some investments we are making during FY’11 to enhance the longer-term profitability of this business.

Our primary initiatives for the services business are to continue to enable our customers to realize value from their PLM implementations, improve our services net margins and expand our Windchill services ecosystem by adding Service Partners.  We launched the “Service Advantage Program” at the beginning of fiscal 2009 and we are making solid progress.  We already have a network of partners in North America and Europe, and are launching the program in Asia.

MAINTENANCE:  1.237 million seats and counting… Seat growth continues, revenue growth returns.
Our maintenance business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Maintenance gross margins are in the mid- to high 80% range.  Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q4 maintenance revenue of $124.6 million was up 1% year over year (up 3% on a constant currency basis).  On a sequential basis, Q4 was up 3%, which was primarily due to the growth of our Windchill maintenance base.  We believe our maintenance business reflects a solid customer base and the importance customers attribute to our products – even in a difficult macroeconomic environment.

Looking forward to Q1, we are expecting maintenance revenue of approximately $128 to $130 million.  For FY’11 we are now expecting maintenance revenue to be up approximately 5% on a year-over-year basis, primarily due to improving license revenue.

Active Maintenance Seats
We have more than 1.2 million active maintenance seats of PTC software in use today.  We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

Beginning in Q1’10, we changed the definition of ‘Active Maintenance Seats.’  Previously, we counted software packages as 1 seat (usually Pro/ENGINEER), despite the fact that many of the packages include seats of our other products such as Windchill, Arbortext, Mathcad, etc.  In our new methodology a software package with multiple products will result in a seat of each product being included in the disclosure below.  We believe this definition better reflects the number of active seats of our software products in use.  The table below outlines our active maintenance seat trends using this methodology for both current and prior year results.

Active Maintenance Seats

We experienced another sequential increase in active maintenance seats in Q4, driven by a continued strong demand for Windchill in the large enterprise market, along with an increase in demand for Pro/E and other seats in Q4, which we believe is a reflection of the stabilization of the SMB market.  Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION:  Signs of global stability

Americas revenue in Q4 of $112.3 million was up 9% compared with last year, and up 36% sequentially due to the timing of large deal closures.  Compared to Q4’09, indirect revenue in the Americas in Q4 was up 8%, we achieved 27% sequential license revenue growth in this geography, as well as strong services growth both year over year and sequentially.  Direct revenue was up 9% year over year.  Q4 license revenue in the Americas was up 172% sequentially, primarily due to the timing of large deal closures.

Europe revenue was $94.0 million in Q4, up 2% (10% on a constant currency basis) compared with last year, and down 8% sequentially, due to a short list of large deals in Europe in Q3’10.  Compared to Q4’09, indirect revenue in Europe was flat and direct revenue was up 3%.  Q4 license revenue in Europe was down 21% sequentially, with the indirect space up 14% and the direct space down 31%.

Japan revenue was $25.6 million in Q4, up 10% (up 1% on a constant currency basis) compared with last year and flat sequentially.  Compared to Q4’09, indirect revenue in Japan was up 7% and direct revenue was up 12%.  Q4 license revenue in Japan was up 50% compared with last year, but down 26% sequentially.

Pacific Rim revenue was $36.1 million in Q4, up 30% (29% on a constant currency basis) compared with last year, and up 9% sequentially. (China, which represents a significant portion of our Pac Rim revenue, increased 29% compared to Q4’09).  Compared to Q4’09, indirect revenue in the Pac Rim was up 46% and direct revenue was up 24%.  Q4 license revenue in the Pac Rim was up 37% compared with last year, and up 17% sequentially.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD
Because we have a global business, with Europe and Asia historically representing approximately 65% of our revenue, our results are impacted by currency fluctuations.  On a constant currency basis, our revenue increased 11% year over year.  Currency fluctuations unfavorably impacted Q4 revenue by $4.9 million and favorably impacted Q4 non-GAAP expenses by $3.9 million compared to Q4’09.

Constant Currency (assumes Q4’09 currency rates)

Looking forward, the guidance we are providing assumes exchange rates of approximately USD 1.37 / EURO and YEN 82 / USD.  We do not forecast currency movements, rather we provide detailed constant currency commentary.  Currency can significantly impact our results. For example, in FY’10 currency was a modest tailwind for PTC when compared to FY’09: revenue was positively impacted by $15 million and non-GAAP expenses were negatively impacted by $10 million.  On the other hand, in FY’09 currency was a considerable headwind for PTC when compared to FY’08: revenue was negatively impacted by $39 million and non-GAAP expenses were positively impacted by $36 million.

Q4 FY’10 EXPENSES COMMENTARY AND Q1 & FY’11 OUTLOOK
Q4 non-GAAP results exclude $11.3 million of stock-based compensation expense, $7.6 million of acquisition- related intangible asset amortization, $9.0 million of other income related to a gain on litigation resolution, and $41.5 million of income tax adjustments.  The Q4 non-GAAP results include a tax rate of 20% and 120 million diluted shares outstanding.  The Q4 GAAP results include a tax rate of 135% and 115 million diluted shares outstanding.

Q1’11 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $11.0 million of expense related to stock-based compensation
•	Approximately $7.3 million of acquisition-related intangible asset amortization expense

FY’11 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $43.3 million of expense related to stock-based compensation
•	Approximately $28.2 million of acquisition-related intangible asset amortization expense

INCOME STATEMENT
Our Q4 non-GAAP operating margins and EPS were impacted by higher incentive compensation expense.  As a result of our over performance, we elected to provide a profit sharing bonus to our employees, who have not received a merit increase in two years given the belt tightening we did as a result of the macro-economic environment.

Our Q4’10 non-GAAP operating expenses were $220.2 million, up 10% (11% on a constant currency basis) from Q4 of last year, reflecting the investments we have been making in R&D and S&M to further strengthen our market position and long-term growth opportunity.  Q4’10 GAAP operating expenses were $239.1 million.  From an operating performance perspective, we achieved 17.8% non-GAAP operating margin in Q4’10, compared to 18.4% last year.  GAAP operating margin was 10.8% for Q4’10 compared to 6.2% in Q4’09.

Looking forward, we are expecting non-GAAP operating expenses for FY’11 to be approximately $915 to $925 million and Q1 non-GAAP expenses to be approximately $219 to $224 million, depending on amount and mix of revenue.  GAAP operating expenses for FY’11 are expected to be approximately $985 to $995 million.  Q1 GAAP operating expenses are expected to be approximately $237 to $242 million.

As you will note from the table below, our R&D and S&M expense as a percentage of revenue in FY’09 and FY’10 were higher than in previous years, reflecting our strategy to continue to invest in our business in order to better position PTC for the future.  Primary areas of investment in the business continue to include:

1)	Increased investment in our direct sales force and our reseller channel
2)	Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, InSight, Arbortext, Mathcad and Windchill ProductPoint
3)	Leveraging unique technology assets of PTC to develop and launch Project Lightning
4)	Enhancing and leveraging the value of our services business, and expanding our services ecosystem

We believe these investments will drive revenue growth and create considerable operating leverage opportunities over time.

NON-GAAP OPERATING EXPENSES

TAX RATE
Q4 non-GAAP tax rate was 20%, slightly below our expected non-GAAP tax rate of 25%, as a result of lower than expected taxes in several foreign jurisdictions.  Our GAAP tax rate was 135%.  Our GAAP tax rate was higher than expected primarily due to a business realignment initiative we completed during the quarter, primarily in Europe, to simplify our corporate structure for tax efficient cash repatriation.

Looking forward, the Q1 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 25%.  The FY’11 target assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 25%.

SHARE COUNT / SHARE REPURCHASE
We had 119.7 million non-GAAP fully diluted weighted average shares outstanding for Q4 (115.1 million on a GAAP basis).  We repurchased 0.1 million shares during the quarter for $2.5 million.  We have repurchased $62.5 million worth of our stock in FY’10.  Our repurchase authorization was increased in Q4 by $100 million through the end FY’11.  Accordingly, we have $118 million remaining under our current authorization to repurchase shares.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q1 and for the full fiscal year.  We are planning approximately $55 million worth of share repurchases in FY’11, likely beginning in Q2.  Our long-term goal is to repurchase stock to offset dilution.

BALANCE SHEET:  Cash flow positive and a solid cash position

LITIGATION UPDATE
We resolved the litigation with GE Japan, which resulted in a GAAP benefit of $9 million to other income in Q4; this resolution will reduce our cash balance by approximately $48 million in Q1’11.

CASH / CASH FLOW FROM OPERATIONS
For Q4’10, our cash balance was $240 million, up $21 million from the end of Q3’10.  Q4 cash flow included $16 million provided from operations; $5 million of capital expenditures; $2.5 million of share repurchases; and favorable FX impact of $10 million.

Looking forward, we are expecting to have approximately $160 to $170 million in cash at the end of Q1 as a result of cash outflows related to the GE Japan litigation resolution, year-end incentive compensation payments, and employee withholding tax related to stock based compensation plan vesting that occurs during the quarter.  We currently expect to end the year with approximately $250 million in cash (excluding any potential corporate development activities we may or may not engage in during the year).

DSO
DSO for Q4’10 was 57 days, compared with 56 days in Q3’10 and 62 days in Q4’09.  We continue to have strong DSOs in a challenging economic environment.

OUTSTANDING DEBT
We repaid the remaining outstanding balance on our old revolving credit facility during Q3.  During Q4 ’10 we entered into a new revolving credit facility, with similar terms to our old facility.  At the end of Q4’10 we had no outstanding balance related to this new $300 million revolving credit facility.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 5,317 at the end of Q4, up slightly from 5,289 at the end of Q3’10.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity.  We intend to remain opportunistic as it relates to M&A throughout the course of FY’11.  We have $300 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.  Historically, the majority of our M&A opportunities have comprised small, strategic technology tuck-ins.   For example, in FY’09 we acquired Relex and Synapsis (InSight) to build out our product analytics platform, and in FY’10 we acquired technology in the fast growing carbon information management market, further enhancing our product analytics platform with “green product development” capabilities. We will evaluate other strategic acquisition opportunities as they arise.

WRAP-UP
We are very optimistic about the long-term opportunity for PTC.  From a strategic perspective, our technology leadership position is becoming clear: PLM license revenue was up 73% in FY’10, and we are expecting more than 40% PLM license revenue growth in FY’11; we have won 19 domino accounts, and expect to have a total of 30 by the end of FY’11; we are engaged in more than 250 other competitive PLM opportunities; we are seeing year over year license growth in the CAD and SMB markets; and we have very exciting opportunities with Lightning and our Arbortext SIS strategy to continue to drive further growth in FY’12 and beyond.

Based on the strength of our FY’10 and our FY’11 outlook, we remain confident and committed to achieving accelerating revenue growth and our 20% non-GAAP EPS growth target through 2014.  We intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share.

Thank you for your on-going support.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP operating expenses, margin and EPS exclude stock-based compensation expense, gain on litigation resolution, amortization of acquired intangible assets, acquired in-process research and development expense, restructuring charges, and the related tax effects of the preceding items and any one-time tax items.  We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fiscal 2011 and other future financial and growth expectations, future product releases, anticipated tax rates, the expected impact of our planned strategic investments and product releases on our future success, expected market growth rates and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility the foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or maintenance growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility that our customers may not renew maintenance at historic rates and that our services business may not recover when we expect, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments, including Project Lightning, and product releases may not have the effects or generate the revenue we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that planned product releases may be delayed, and the possibility that we may be unable to draw upon our revolving credit facility when or to the extent we decide to do so.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

GAAP OPERATING EXPENSES

	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1 '10	Q2 '10	Q3 '10	Q4 '10	FY '10
Cost of license revenue	$30,123	$7,584	$6,976	$7,644	$7,758	$29,962	$8,147	$8,232	$7,621	$7,047	$31,047
Cost of service revenue	300,663	75,741	72,302	66,162	65,592	279,797	70,524	68,934	67,090	70,100	276,648
Sales & marketing	306,880	79,862	71,387	73,823	76,297	301,369	78,598	75,137	79,121	84,676	317,532
Research & development	182,022	48,361	44,752	46,562	48,826	188,501	50,690	49,960	50,597	50,320	201,567
General & administrative	87,829	21,437	17,693	19,245	22,295	80,670	24,071	22,807	22,755	23,242	92,875
Amortization of acquired
intangible assetes	15,579	3,868	3,815	3,827	4,110	15,620	4,058	3,975	3,836	3,736	15,605
In-process research &
development	1,887	-	-	300	-	300	-	-	-	-	-
Restructuring charge, net	20,102	-	9,788	6,609	6,274	22,671	-	-	-	-	-

GAAP Operating Expenses	$945,085	$236,853	$226,713	$224,172	$231,152	$918,890	$236,088	$229,045	$231,020	$239,121	$935,274

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1 '10	Q2 '10	Q3 '10	Q4 '10	FY '10
Cost of license revenue:
Acquired intangible
amortization	$19,841	$4,668	$4,703	$5,221	$5,082	$19,674	$4,898	$4,928	$4,659	$3,882	$18,367
Stock-based
compensation	38	14	3	11	22	50	17	2	2	3	24
Cost of service revenue:
Acquired intangible
amortization	67	8	-	-	-	8	-	-	-	-	-
Stock-based
compensation	9,172	2,255	1,291	2,055	2,562	8,163	2,580	2,241	2,186	2,115	9,122
Sales & marketing:
Stock-based
compensation	12,229	2,908	2,193	3,491	4,205	12,797	3,074	3,520	3,471	3,367	13,432
Research & development:
Stock-based
compensation	9,429	2,258	1,566	1,986	2,404	8,214	2,659	2,383	2,252	2,186	9,480
General & administrative:
Stock-based
compensation	13,528	3,096	1,677	3,969	5,362	14,104	5,525	4,146	3,599	3,583	16,853
Amortization of acquired
intangible assets	15,579	3,868	3,815	3,827	4,110	15,620	4,058	3,975	3,836	3,736	15,605
In-process research &
development	1,887	-	-	300	-	300	-	-	-	-	-
Restructuring charge, net	20,102	-	9,788	6,609	6,274	22,671	-	-	-	-	-

Non-GAAP adjustments	$101,872	$19,075	$25,036	$27,469	$30,021	$101,601	$22,811	$21,195	$20,005	$18,872	$82,883

NON-GAAP OPERATING EXPENSES

	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1 '10	Q2 '10	Q3 '10	Q4 '10	FY '10
Cost of license revenue	$10,244	$2,902	$2,270	$2,412	$2,654	$10,238	$3,232	$3,302	$2,960	$3,162	$12,656
Cost of service revenue	291,424	73,478	71,011	64,107	63,030	271,626	67,944	66,693	64,904	67,985	267,526
Sales & marketing	294,651	76,954	69,194	70,332	72,092	288,572	75,524	71,617	75,650	81,309	304,100
Research & development	172,593	46,103	43,186	44,576	46,422	180,287	48,031	47,577	48,345	48,134	192,087
General & administrative	74,301	18,341	16,016	15,276	16,933	66,566	18,546	18,661	19,156	19,659	76,022
Amortization of acquired
intangible assetes	-	-	-	-	-	-	-	-	-	-	-
In-process research &
development	-	-	-	-	-	-	-	-	-	-	-
Restructuring charge, net	-	-	-	-	-	-	-	-	-	-	-

Non-GAAP Operating Expenses	$843,213	$217,778	$201,677	$196,703	$201,131	$817,289	$213,277	$207,850	$211,015	$220,249	$852,391

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

GAAP operating income	$28,945	$15,191	$74,775	$19,295
Stock-based compensation	11,254	14,555	48,911	43,328
Amortization of acquired intangible assets
included in cost of license revenue	3,882	5,082	18,367	19,674
Amortization of acquired intangible assets
included in cost of service revenue	-	-	-	8
Amortization of acquired intangible assets	3,736	4,110	15,605	15,620
In-process research & development	-	-	-	300
Restructuring charges	-	6,274	-	22,671
Non-GAAP operating income (1)	$47,817	$45,212	$157,658	$120,896

GAAP net income	$(13,215)	$15,900	$24,368	$31,522
Stock-based compensation	11,254	14,555	48,911	43,328
Amortization of acquired intangible assets
included in cost of license revenue	3,882	5,082	18,367	19,674
Amortization of acquired intangible assets
included in cost of service revenue	-	-	-	8
Amortization of acquired intangible assets	3,736	4,110	15,605	15,620
In-process research & development	-	-	-	300
Restructuring charges	-	6,274	-	22,671
Gain on litigation resolution (2)	(9,039)	-	(9,039)	-
Income tax adjustments (3)	41,548	(10,308)	21,341	(39,552)
Non-GAAP net income	$38,166	$35,613	$119,553	$93,571

GAAP diluted earnings per share	$(0.11)	$0.13	$0.20	$0.27
Stock-based compensation	0.09	0.12	0.41	0.37
Income tax adjusments	0.35	(0.09)	0.18	(0.34)
Gain on litigation resolution	(0.08)	-	(0.08)	-
All other items identified above	0.07	0.14	0.29	0.50
Non-GAAP diluted earnings per share	$0.32	$0.30	$1.00	$0.80

GAAP diluted weighted average shares outstanding	115,134	119,379	119,925	117,359
Dilutive effect of stock based compensation plans	4,562	-	-	-
Non-GAAP diluted weighted average shares outstanding	119,696	119,379	119,925	117,359

(1) Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
GAAP operating margin	10.8%	6.2%	7.4%	2.1%
Stock-based compensation	4.2%	5.9%	4.8%	4.6%
Amortization of acquired intangibles	2.8%	3.7%	3.4%	3.8%
In-process research & development	0.0%	0.0%	0.0%	0.0%
Restructuring charges	0.0%	2.6%	0.0%	2.4%
Non-GAAP operating margin	17.8%	18.4%	15.6%	12.9%

(2)
Reflects resolution of litigation brought against us by GE Japan, which resulted in a GAAP benefit of $9.0 million to other income in the fourth quarter of 2010 to reduce our accruals related to this litgation to the resolution amount.  Payment related to this resolution will reduce our cash balance by approximately $48 million in the first quarter of 2011.

(3)
Reflects the tax effects of non-GAAP adjustments for the fourth quarter and full year of 2010 and 2009, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, as well as,

(a)
the effect of a business realignment initiative during the fourth quarter of 2010, primarily in Europe, to simplify our corporate structure for tax efficient cash repatriation; this realignment resulted in a one-time non-cash GAAP tax charge of $43.4 million, and

	(b)	the effect of a $7.6 million one-time tax benefit recorded in the second quarter of 2009 due to the recognition of deferred tax assets in a foreign jurisdiction.